Exhibit 99

PRESS RELEASE--FOR IMMEDIATE RELEASE

INVESTORS REAL ESTATE TRUST ANNOUNCES

ELECTION OF TWO NEW INDEPENDENT TRUSTEES AT ITS ANNUAL MEETING; AND APPOINTMENT OF NEW NON-INDEPENDENT TRUSTEE

Minot, ND—September 20, 2006—Investors Real Estate Trust (NASDAQ:  IRETS) announced today that at its 2006 Annual Meeting held September 19, 2006, its shareholders elected two new independent trustees to the Company’s Board of Trustees, Edward T. Schafer and C.W. “Chip” Morgan.  In addition, IRET announced that on September 20, 2006, its Board of Trustees unanimously approved the appointment of W. David Scott to the Board.  The two new independent trustees, and Mr. Scott, whom the Board of Trustees has determined is not independent under the listing standards of the NASDAQ Stock Exchange and Securities and Exchange Commission regulations, join IRET’s re-elected trustees, increasing the number of trustees on the Board to nine, of whom six are independent.

Mr. Schafer was the Governor of North Dakota from 1992 to 2000, and, until January of this year, was the Chief Executive officer of Extend America, a telecommunications company.  Mr. Schafer received a Bachelor of Science degree in business from the University of North Dakota, and a Master of Business Administration from the University of Denver.  Mr. Morgan is the President and Chief Executive Officer of Northwest Respiratory Services, LLC, a home medical company, and is a director of First Western Bank, Eden Prairie, Minnesota.  Mr. Morgan received Bachelor of Science degrees in chemical engineering and business administration, and a master’s degree in accounting, from the University of North Dakota, and he is a certified public accountant.  Mr. Schafer will serve on the Compensation and Nominating Committees of the IRET Board of Trustees.  Mr. Morgan will serve on the Audit Committee, the Compensation Committee and the Nominating Committee.

Mr. Scott is the Chief Executive Officer of Magnum Resources, Inc., an Omaha-based real estate services and investment firm.  He received a Bachelor of Arts degree in business administration from Hastings College.  On September 15, 2006, IRET closed on its acquisition from subsidiaries of Magnum Resources of a portfolio of nine office properties totaling approximately 936,320 rentable square feet.  As a non-independent trustee, Mr. Scott will not serve on any Board committees.

As compensation for their service as trustees, Mr. Schafer, Mr. Morgan and Mr. Scott will receive IRET’s established compensation for non-management trustees, which consists of trustee fees of $20,000 per year, a fee of $200 for each Board and Committee meeting attended, and reimbursement of expenses incurred in traveling to Board and Committee meetings.  Members of the Audit Committee receive an additional fee of $1,000 per year.

In announcing the election of Mr. Schafer and Mr. Morgan, and the appointment of Mr. Scott, to IRET’s Board of Trustees, Jeffrey L. Miller, Chairman of IRET, said, “We are very pleased to have these three experienced executives join us as trustees.  We believe that their oversight and counsel will be valuable to IRET as we continue our growth.”

About Investors Real Estate Trust

IRET is an equity real estate investment trust with a diversified portfolio of multi-family residential, office, medical, industrial and retail properties located primarily in the upper Midwest.  IRET’s headquarters are located in Minot, North Dakota, and it has additional offices in Minneapolis, Minnesota, and Omaha, Nebraska.

Safe Harbor

Statements about IRET’s future expectations and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

For more information, please contact:

Michelle Saari, Vice President & Information Specialist

701-837-4738

Tim Mihalick, Senior Vice President & Chief Operating Officer

701-837-4738